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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated April 2, 1999 (except for Note 19, as to which the date is August 4, 1999) accompanying the consolidated financial statements included in the Annual Report of Bikers Dreams, Inc. on Form 10-KSB/A for the year ended December 31, 1998 (as restated). We hereby consent to the incorporation by reference of said report in the Registration Statements of Bikers Dream, Inc. on Forms S-3 (#333-72167, dated February 11, 1999), S-8 (#333-68971, dated December 15, 1998), S-8 (#333-32639, dated August 1, 1997),
S-3/A (#333-17829, dated May 23, 1997) and S-8 (#333-26719, dated May 8, 1997).


SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
August 17, 1999